Exhibit 10.2

SECOND AMENDMENT TO THE
COOPER CAMERON CORPORATION
2005 EQUITY INCENTIVE PLAN

WHEREAS, COOPER CAMERON CORPORATION (the “Company”) has heretofore adopted the 2005 EQUITY INCENTIVE PLAN (the “EQIP Plan”); and

WHEREAS, the Company desires to amend the 2005 Equity Incentive Plan in certain respects;

NOW, THEREFORE, the 2005 Equity Incentive Plan shall be amended as follows, effective as of March 15, 2006:

1.	Section 3.1(a) shall be amended so that the last sentence thereof shall read in its entirety:

Any Shares that are subject to Awards other than Options or Stock Appreciate Rights shall be counted against this limit as two and three-tenths (2.3) Shares for every one (1) Share granted.

2.	Section 3.1(b) shall be amended and restated in its entirely as follows:

RESOLVED, if any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash, the Shares shall, to the extent of such forfeiture, expiration, termination or cash settlement, again be available for Awards under the Plan, subject to Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with Option proceeds, and (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

APPROVED:

/s/ William C. Lemmer

William C. Lemmer

Vice President, General Counsel and Secretary

Date: March 15, 2006